As filed with the Securities and Exchange Commission on October 24, 2019

1933 Act File No. 333-211845

1933 Act File No. 811- 23159

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM N-2

[ ]	REGISTRATION STATEMENT UNDER SECURITIES ACT OF 1933
[ ]	Pre-Effective Amendment
[X]	Post-Effective Amendment No. 10

and/or

[ ]	REGISTRATION STATEMENT UNDER INVESTMENT COMPANY ACT OF 1940
[X]	Amendment No. 13

(Check appropriate box or boxes)

Griffin Institutional Access Credit Fund
(Exact Name of Registrant as Specified in Charter)

Griffin Capital Plaza, 1520 E. Grand Avenue, El Segundo, CA 90245
(Address of Principal Executive Offices)

310-469-6100
(Registrant’s Telephone Number, including Area Code)

Copies of information to:
Terrence O. Davis

Greenberg Traurig, LLP

3333 Piedmont Road, NE

Suite 2500

Atlanta, GA 30305

If any securities being registered on this form will be offered on a delayed or continuous basis in reliance on Rule 415 under the Securities Act of 1933, other than securities offered in connection with a dividend reinvestment plan, check the following box. [  ]

It is proposed that this filing will become effective (check applicable box):

[ ]	when declared effective pursuant to section 8(c), or as follows:
[ ]	immediately upon filing pursuant to paragraph (b) of Rule 486.
[X]	on November 8, 2019 pursuant to paragraph (b) of Rule 486.
[ ]	60 days after filing pursuant to paragraph (a) of Rule 486.
[ ]	on (date) pursuant to paragraph (a) of Rule 486.

If appropriate, check the following box:

[X]	This post-effective amendment designates a new effective date for a previously filed post-effective amendment

EXPLANATORY NOTE

This Post-Effective Amendment to the Registration Statement on Form N-1A is filed pursuant to Rule 486(b) for the sole purpose of designating November 8, 2019 as the new effective date for Post-Effective Amendment No. 9 to the Registration Statement filed on August 26, 2019 for the Griffin Institutional Access Credit Fund. This Post-Effective Amendment incorporates by reference the information contained in Parts A, B, and C of Post-Effective Amendment No. 9 to the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933 and the Investment Company Act of 1940, the Registrant has duly caused this amendment to its registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on the 24th day of October, 2019.

GRIFFIN INSTITUTIONAL ACCESS CREDIT FUND

By:	/s/ Terrence O. Davis
Name:	Terrence O. Davis
Title:	Attorney-in-Fact
* Pursuant to Powers of Attorney

Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed below by the following persons in the capacities and on the dates.

Name	Title	Date
Randy Anderson*	Executive Vice President, Secretary and Trustee	October 24, 2019
Robb Chapin*	Trustee	October 24, 2019
Ira Cohen*	Trustee	October 24, 2019
Nathan Headrick*	Trustee	October 24, 2019
Kevin Shields*	President and Trustee	October 24, 2019
/s/ Joseph Miller Joseph Miller	Treasurer	October 24, 2019

GIACF ALTERNATIVE HOLDINGS, LLC

By:	/s/ Terrence O. Davis
Name:	Terrence O. Davis
Title:	Attorney-in-Fact
* Pursuant to Powers of Attorney

Dated October 24, 2019

CRDTX SPV I, LLC

By:	/s/ Terrence O. Davis
Name:	Terrence O. Davis
Title:	Attorney-in-Fact
* Pursuant to Powers of Attorney

Dated October 24, 2019

*	Affixed by Terrence O. Davis

Attorney-in-Fact - Pursuant to Powers of Attorney filed April 30, 2019.